Exhibit 3.26
CERTIFICATE OF INCORPORATION
OF
COMMUNITY ADVANTAGE, INC.
     The undersigned, acting as incorporator of a corporation organized under and pursuant to the provisions of the General Corporation Law of the State of Delaware, states as follows:
ARTICLE I
Name
     The name of the Corporation is Community Advantage, Inc. (hereinafter called the “Corporation”).
ARTICLE II
Registered Office; Registered Agent
     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
Purposes and Powers
     The purposes for which the Corporation is organized are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
Capital Stock
     The total number of shares of stock that the Corporation shall have authority to issue is Three Thousand (3,000); all of such shares shall be without par value.
ARTICLE V
Sole Incorporator
     David S. Waskey, whose address is 10140 Linn Station Road, Louisville, Kentucky 40223, is the sole incorporator of the Corporation.
ARTICLE VI
Directors
     A. Number of Directors. The affairs of the Corporation shall be managed and conducted by a Board of Directors, and unless otherwise provided in the By-laws, the election of directors need not be by written ballot. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-laws of the Corporation. A majority of the number of directors shall constitute a quorum for the transaction of business, except that any vacancy on the Board of Directors, whether created by an increase in the number of directors or otherwise, may be filled by a majority of directors then in office, although less than a quorum, or by a sole remaining director.
     B. Power and Authority of the Board of Directors. The Board of Directors shall have such powers as are conferred on the Board of Directors by the laws of the State of Delaware. In furtherance of such powers, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation, without the consent or vote of the stockholders.
ARTICLE VII
Initial Directors
     The name and mailing address of each person who is to serve as a member of the Board of Directors of the Corporation is as follows, each such person to serve until the first annual meeting of the stockholders and until his successor in office is elected and qualified:

Ronald G. Geary	William J. Ballard	Dennis Roberts
10140 Linn Station Road	10140 Linn Station Road	10140 Linn Station Road
Louisville, KY 40223	Louisville, KY 40223	Louisville, KY 40223
ARTICLE VIII
Elimination of Certain Liability of Directors
     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for a breach of a director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which a director derived an improper personal benefit.
ARTICLE IX
Indemnification of Directors and Officers
     A. Right to Indemnification. To the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”) because he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him in connection with such Proceeding.

     B. Advancement of Expenses. Expenses incurred by such a person in his capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such person while a director or officer) in defending a Proceeding may be paid by the Corporation in advance of the final disposition of such Proceeding as authorized by the Board of Directors in a specific case upon receipt of an undertaking by or on behalf of that person to repay such amounts unless it is ultimately determined that that person is entitled to be indemnified by the Corporation as authorized by the General Corporation Law of the State of Delaware. Expenses incurred by a person in any capacity other than as an officer or director of the Corporation may be paid in advance of the final disposition of a Proceeding on such terms and conditions, if any, as the Board of Directors deems appropriate.
     C. Contract Right: Nonexclusivity of Rights.
          1. Contract Right. The indemnification provided for by this Article IX shall be a contract right and shall continue as to persons who cease to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. No amendment to this Certificate of Incorporation or repeal of any Article of this Certificate of Incorporation shall increase the liability of any director or officer of the Corporation for acts or omissions of such persons occurring prior to such amendment or repeal.
          2. Nonexclusivity of Rights. The right to indemnification conferred by the Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in an official capacity and in any other capacity.
     D. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the Corporation would have the power or be obligated to indemnify him against such liability under the provisions of this Article IX or the General Corporation Law of the State of Delaware.
     E. Right of Claimant to Bring Suit. If a claim under paragraph A of this Article IX is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation), that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not set the applicable standard of conduct.
ARTICLE X
Consent Actions of Stockholders
     Any action required or permitted to be taken by the stockholders at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the actions so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
ARTICLE XI
Amendment of Certificate of Incorporation
     A. Reservation of Rights. The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.
     B. Amendment Procedure. Any amendment may be adopted by the affirmative vote of the holders of record of shares of stock entitling them to exercise at least a majority of the total voting power of all shareholders authorized under these Articles to vote, except as may be otherwise prescribed by the General Corporation Law of the State of Delaware.
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